Exhibit (d)(25)

[FORM OF] NOTE

NEITHER THIS NOTE NOR THE COMMON STOCK ISSUABLE ON CONVERSION OF THIS NOTE HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN OR THEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, (1) REPRESENTS THAT IT IS EITHER (A) AN “ACCREDITED INVESTOR” PURSUANT TO RULE 501(A) UNDER THE SECURITIES ACT OR (B) A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”)); (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, TO OFFER, SELL, ASSIGN OR OTHERWISE TRANSFER THIS NOTE ONLY (A) TO VONAGE AMERICA INC. OR VONAGE HOLDINGS CORP. (THE “CO-ISSUERS”) OR ONE OF THEIR SUBSIDIARIES OR (B) TO A PERSON IT REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER OR AN ACCREDITED INVESTOR PURSUANT TO RULE 501(A)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT (AN “INSTITUTIONAL ACCREDITED INVESTOR”); AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. ANY TRANSFER OF A NOTE IN ANY DENOMINATION OF LESS THAN $100,000 IN PRINCIPAL AMOUNT MAY REQUIRE THE DELIVERY OF A LEGAL OPINION TO THE EFFECT THAT SUCH TRANSFER DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT, IF REASONABLY REQUESTED BY ADMINISTRATIVE CO-ISSUER. THE MINIMUM DENOMINATION OF THIS NOTE IS $20,000 IN PRINCIPAL AMOUNT.

VONAGE AMERICA INC. AND VONAGE HOLDINGS CORP.

20.00% Senior Secured Third Lien Notes Due 2015

[CUSIP:]1

ISSUE DATE: [ ]	Principal Amount: $[ ]
No. [ ]

VONAGE AMERICA INC., a Delaware corporation, and VONAGE HOLDINGS CORP., a Delaware corporation, promises to pay to [            ] or its registered assigns, the principal amount of [            ] on [            ], 2015 (the “Stated Maturity Date”).

Interest Rate: 20.00% per year.

Interest Payment Dates: [                    ], [                    ], [                    ] and [                    ] of each year, commencing [            ], 2008].

Interest Record Date: With respect to any Interest Payment Date, the [                    ], [                    ], [                    ] or [                    ] immediately preceding such Interest Payment Date.

Reference is hereby made to the further provisions of this Note set forth on the reverse side of this Note, which further provisions shall for all purposes have the same effect as if set forth at this place.

[1]	Insert if obtained.

IN WITNESS WHEREOF, the Co-Issuers have caused this instrument to be duly executed.

Dated:	VONAGE AMERICA INC.

By:
Name:
Title:

Dated:	VONAGE HOLDINGS CORP.

By:
Name:
Title:

[REVERSE OF NOTE]

20.00% Senior Secured Third Lien Notes Due 2015

This Note is one of a duly authorized issue of 20.00% Senior Secured Third Lien Notes Due 2015 (the “Notes”) of Vonage America Inc., a Delaware corporation, and Vonage Holdings Corp., a Delaware corporation (each are referred to hereinafter individually as a “Co-Issuer” and individually and collectively, jointly and severally, as the “Co-Issuers”), issued pursuant to a Third Lien Note Purchase Agreement, dated as of [            ], 2008 (as amended, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), among the Co-Issuers, certain subsidiaries of Holdings, various Purchasers and Silver Point Finance, LLC (as Note Agent and Collateral Agent) and each other Purchaser and Holder from time to time party thereto as provided therein. The terms of the Note include those stated in the Note Purchase Agreement and those set forth in this Note. This Note is subject to all such terms, and Holders are referred to the Note Purchase Agreement for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Note Purchase Agreement, the terms of the Note Purchase Agreement shall control. Capitalized terms used but not defined herein have the meanings assigned to them in the Note Purchase Agreement unless otherwise indicated.

1.	Interest.

For each of the interest periods from the date of the Note Purchase Agreement through the interest period ending on [October 30, 2011] (the “Initial Interest Periods”), interest (“Initial Interest”) shall accrue on the sum of (x) the principal amount of the Notes plus (y) all Initial Interest that had accrued as of the beginning of such Initial Interest Period, at a rate of 20.00% per annum, compounding on each Interest Payment Date, and may be paid (in whole and not in part) in cash by the Co-Issuers on [October 31, 2011]. For each of the interest periods after the interest period ending on [October 30, 2011] (the “Subsequent Interest Periods”), if the Initial Interest has not been paid in full on [October 31, 2011], interest shall accrue on the Initial Interest and any interest accrued thereon, at a rate of 20.00% per annum, compounding on each Interest Payment Date, and shall be payable by the Co-Issuers in cash on the Stated Maturity Date. For each of the Subsequent Interest Periods, if the First Lien Obligations outstanding under the First Lien Credit Agreement have been Refinanced in full as of the beginning of such Subsequent Interest Period, interest shall accrue at a rate of 20.00% per annum on the principal amount of the Notes and shall be payable by the Co-Issuers in cash, in arrears, on each Interest Payment Date. For each of the Subsequent Interest Periods, if the First Lien Obligations outstanding under the First Lien Credit Agreement have not been Refinanced in full as of the beginning of such Subsequent Interest Period, (i) interest shall accrue at a rate of 14.00% per annum on the principal amount of the Notes and shall be payable by the Co-Issuers in cash, in arrears, on each Interest Payment Date, and (ii) interest shall accrue on each Interest Payment Date at a rate of 6.00% per annum on the principal amount of Notes (“Unpaid Subsequent Interest”) and shall be payable by the Co-Issuers on the Stated Maturity Date. For each of the Subsequent Interest Periods, interest (“Accruing Subsequent Interest”) shall accrue at a rate of 20.00% per annum, compounding on each Interest Payment Date, on the sum of (x) the amount of Unpaid Subsequent Interest that had accrued as of the beginning of such Subsequent Interest Period (if any) plus (y) the amount of Accruing Subsequent Interest that had accrued as of the beginning of such Subsequent Interest Period (if any), and shall be payable by the Co-Issuers on the Stated Maturity Date.

Interest on the Notes that is payable on each Interest Payment Date shall accrue for the period commencing on and including the immediately preceding Interest Payment Date or, if no interest has been paid, from and including the date of issuance and ending on and including the day preceding such Interest Payment Date. The first interest period shall commence on and include the Funding Date and end on and exclude [October 31, 2008]. Interest will be computed on the basis of a 360-day year of twelve 30-day months and actual days elapsed. Interest payable on any Interest Payment Date shall be payable to Persons who are registered Holders of Notes at the Close of Business on the Interest Record Date immediately preceding the Interest Payment Date, even if such Notes are canceled after such Interest Record Date and on or before such Interest Payment Date. Within two Business Days after each Interest Record Date, Administrative Co-Issuer shall provide to Note Agent a copy of the Register as of such Interest Record Date, together with such other relevant administrative details, tax forms and other information as Note Agent may reasonably request in connection with the payment of the interest on the relevant Interest Payment Date.

Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Notes outstanding and, to the extent permitted by applicable law, any overdue interest payments on the Notes or any overdue fees or other amounts owed hereunder, shall thereafter bear interest (including post petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws, whether or not allowed in such a proceeding) payable on demand at a rate that is three percent (3.00%) per annum in excess of the aggregate interest rate otherwise payable hereunder with respect to the applicable Notes (which aggregate interest rate, for the avoidance of doubt, shall be 20.00% per annum) or, in the case of any such fees and other amounts, at a rate which is three percent (3.00%) per annum in excess of the aggregate interest rate otherwise payable hereunder with respect to the Notes at the time on such fees and other amounts. Payment or acceptance of the increased rates of interest provided for in this paragraph is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Note Agent or any Purchaser.

2.	Method of Payment.

All payments made by Co-Issuers of principal, interest, the Make-Whole Amount, Liquidated Damages, Additional Amounts, fees and other Obligations shall be made in Dollars in same-day funds, without recoupment, setoff, counterclaim or other defense free of any restriction or condition, and delivered to Note Agent (provided that any payments made pursuant to Section 10.3(b) of the Note Purchase Agreement shall be made to the relevant Holder and not to Note Agent) not later than 12:00 p.m. (New York City time) on the date due to Note Agent’s Account for the account of Holders or Note Agent, as applicable; funds received by Note Agent after that time on such due date shall be deemed to have been paid by Co-Issuers on the next Business Day.

Payments in respect of the principal amount of any Note shall be accompanied by payment of interest and Additional Amounts (if any) accrued on the principal amount being repaid or prepaid and any Make-Whole Amount and Liquidated Damages, as applicable, payable in connection therewith.

Note Agent shall promptly distribute to each Holder at such address as such Holder shall indicate in writing, such Holder’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Note Agent.

If any Interest Payment Date, Stated Maturity Date, Conversion Settlement Date or other date when payment is required to be made under this Agreement falls on a day that is not a Business Day, then the required payment will be made on the next succeeding Business Day with the same force and effect as if made on the date that the payment was due, and no additional interest will accrue on that payment for the period from and after the Interest Payment Date, Stated Maturity Date, Conversion Settlement Date or other payment date, as the case may be, to that next succeeding Business Day.

3.	Note Purchase Agreement.

The Notes are senior secured obligations of the Co-Issuers limited to $18,000,000 aggregate principal amount. The Note Purchase Agreement contains certain restrictive covenants applicable to the Co-Issuers and the other Credit Parties.

4.	Conversion.

In compliance with the provisions of the Note Purchase Agreement, a Holder is entitled, at such Holder’s option, to convert the Holder’s Note (or any portion of the principal amount thereof that is $1,000 or an integral multiple of $1,000) at the Applicable Conversion Rate in effect at the time of conversion.

The initial Applicable Conversion Rate is 3,448.2759 shares of Common Stock per $1,000 principal amount (equal to an Applicable Conversion Price of approximately $0.29 per share), subject to adjustment in certain events described in the Note Purchase Agreement. The Applicable Conversion Rate shall not be adjusted for any accrued and unpaid interest or accrued and unpaid Additional Amounts, if any. Upon conversion, the Co-Issuers will make a payment to Holders of the Notes being converted with respect to any accrued and unpaid interest (including Additional Amounts, if any) up to but not including the Conversion Settlement Date on the Notes converted. All interest payable to Holders of the Notes to be converted will be paid in cash on the Conversion Settlement Date. In addition, no payment or adjustment shall be made in respect of dividends on the Common Stock with a record date prior to the Conversion Settlement Date, except as set forth in the Note Purchase Agreement.

In addition, following certain corporate transactions as set forth the Note Purchase Agreement that constitute a Fundamental Change, a Holder who elects to convert its Notes shall be entitled to receive Additional Shares of Common Stock upon conversion, subject to the terms and conditions set forth in the Note Purchase Agreement.

Notwithstanding anything to the contrary in this Note or the Note Purchase Agreement, the total number of Additional Shares is subject to the limitation set forth in Section 10.2 of the Note Purchase Agreement, as such limit may be adjusted pursuant to Section 10.4 of the Note Purchase Agreement.

To surrender a Note for conversion, a Holder must (1) complete and manually sign the Conversion Notice attached hereto (or complete and manually sign a facsimile of such notice) and deliver such notice to the Administrative Co-Issuer (with a copy to Note Agent), (2) surrender the Note to the Administrative Co-Issuer, (3) if required, furnish appropriate endorsements and transfer documents, (4) if the Conversion Date is to occur after an Interest Record Date but prior to the corresponding Interest Payment Date, pay to Holdings, at the time such Holder gives the Conversion Notice, an amount in cash equal to the amount of interest (including Additional Amounts, if any) payable in cash on such Interest Payment Date on the Notes to be converted and (5) pay any transfer or similar taxes or duties, if required.

No fractional shares of Common Stock shall be issued upon conversion of any Note. Instead of any fractional share of Common Stock that would otherwise be issued upon conversion of such Note, the Co-Issuers shall pay a cash adjustment as provided in the Note Purchase Agreement.

If the Co-Issuers engage in (i) any reclassification of the Common Stock (other than a subdivision or combination of its outstanding Common Stock to which Section 10.4(d) of the Note Purchase Agreement applies, or a change in par value) as a result of which holders of Common Stock shall be entitled to receive Exchange Property with respect to or in exchange for such Common Stock, (ii) any consolidation, merger, binding share exchange or combination of Holdings with another person as a result of which holders of Common Stock shall be entitled to receive Exchange Property with respect to or in exchange for such Common Stock or (iii) any sale or conveyance of all or substantially all the properties and assets of Holdings to any other person as a result of which holders of Common Stock shall be entitled to receive Exchange Property with respect to or in exchange for such Common Stock, then after the effective date of such event, the conversion of the Notes shall be satisfied by the payment of the Settlement Amount based on the Applicable Conversion Rate and the Exchange Property, in each case in accordance with the Note Purchase Agreement. If the transaction also constitutes a Fundamental Change that would lead to the issuance of Additional Shares, if a Holder elects to convert all or a portion of its Notes, such Holder shall receive Additional Shares upon conversion subject to the terms and conditions set forth in the Note Purchase Agreement.

Upon satisfaction of certain price targets per share of the Common Stock, the Co-Issuers may, by written notice to the Holders, cause a portion of or all of the outstanding notes (depending on which price targets are met) to be mandatorily converted into Common Stock at the then Applicable Conversion Rate, subject to certain limitations. The mandatory conversion of a Note pursuant to the foregoing right shall not occur, and such notice shall be deemed revoked automatically if, as of the Conversion Settlement Date, (1) the shares of Common Stock issuable upon conversion of such Note are not able to be sold under the Registration Statement, and (2) the shares of Common Stock issuable upon conversion of such Note are not otherwise able to be sold under Rule 144 under the Securities Act without limitation as to volume or manner of sale by the holder thereof.

5.	Note Agent and Registrar.

Initially, Silver Point Finance, LLC shall act as Note Agent and Collateral Agent. Vonage America, the Administrative Co-Issuer, shall initially act as registrar. The Note Agent, Collateral Agent and Registrar may be replaced as provided in the Note Purchase Agreement.

6.	Denominations; Transfer; Exchange.

The Notes are in fully registered form, without coupons, and shall initially be issued in minimum denominations of $20,000 in principal amount and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Note Purchase Agreement. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Note Purchase Agreement. Any transfer of a Note in any denomination of less than $100,000 in principal amount may require the delivery of a legal opinion to the effect that such transfer does not require registration under the Securities Act, if reasonably requested by Administrative Co-Issuer.

7.	Persons Deemed Owners.

Except as otherwise provided in the Note Purchase Agreement, the registered Holder of this Note will be treated as the owner of this Note for all purposes.

8.	Amendment; Waiver.

Subject to certain exceptions set forth in the Note Purchase Agreement, (i) the Note Purchase Agreement may be amended with the written consent of the Co-Issuers, Note Agent and the Requisite Holders and (ii) the Notes and the Guarantee may be amended with the written consent of Note Agent, the Requisite Holders and, if party thereto, Collateral Agent and the applicable Credit Party.

“Requisite Holders” means either (i) three (3) or more Holders that are not Related Holders with respect to each other holding Notes representing more than fifty percent (50%) of the aggregate principal amount of all outstanding Notes or (ii) Holders holding Notes representing at least sixty seven percent (67%) of the aggregate principal amount of all outstanding Notes; provided, that no Notes of any Affiliated Holder shall be included in the calculation of “Requisite Holders”.

9.	Defaults and Remedies.

As set forth in the Note Purchase Agreement, (1) upon the occurrence of certain insolvency-related Events of Default with respect to a Co-Issuer, automatically, and (2) upon the occurrence of any other Event of Default, upon notice to Administrative Co-Issuer by Note Agent (which may be given at its election or at the direction of the Requisite Holders), (A) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the accrued interest on the Notes, (II) the Make-Whole Amount, (III) all Liquidated Damages and (IV) all other Obligations; and (B) subject to the provisions of the Intercreditor Agreement, Note Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents.

10.	Calculations in Respect of Notes.

Except as otherwise provided in the Note Purchase Agreement, the Administrative Co-Issuer or its agents shall be responsible for making all calculations called for under the Notes including, but not limited to, determination of the market prices for the Notes and of the Common Stock and the Additional Amounts, if any, accrued on the Notes. Any calculations made in good faith and without manifest error shall be final and binding on Holders of the Notes.

11.	Guarantees; Security; Intercreditor Agreement.

The due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, is guaranteed by the Guarantors party to the Note Purchase Agreement. The Co-Issuers have agreed to secure all of their Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a Third Priority Lien on substantially all of their assets, including a pledge of all of the Capital Stock of each of their respective Domestic Subsidiaries and sixty five percent (65%) of all the Capital Stock of each of their respective first tier Foreign Subsidiaries. The Guarantors have agreed to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a Third Priority Lien on substantially all of their respective assets, including a pledge of all of the Capital Stock of each of their respective Domestic Subsidiaries and sixty five percent (65%) of all the Capital Stock of each of their respective first tier Foreign Subsidiaries.

Each Holder, by its acceptance of a Note, acknowledges and agrees that the Third Priority Liens securing the Obligations are lower in priority than the First Priority Liens securing the First Lien Obligations and the Second Priority Liens securing the Second Lien Obligations, as provided in the Intercreditor Agreement.

12.	No Recourse Against Others.

A director, officer, employee or shareholder, as such, of the Co-Issuers shall not have any liability for any obligations of the Co-Issuers under the Notes or the Note Purchase Agreement or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

13.	Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

14.	Governing Law.

THIS NOTE AND THE NOTE PURCHASE AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

15.	Copy of Note Purchase Agreement.

The Co-Issuers shall furnish to any Holder upon written request and without charge a copy of the Note Purchase Agreement. Requests may be made to:

Vonage America Inc.

Vonage Holdings Corp.

23 Main Street

Holmdel, NJ 07733

Attention: Office of Chief Legal Officer

Telecopier: 732-202-5221

16.	Registration Rights.

The Holders of the Notes are entitled to the benefits of a Registration Rights Agreement, dated [            ], 2008, among the Credit Parties, certain other Specified Parties and the original Purchasers of the Notes, including the right to receive Additional Amounts upon a Registration Default (as defined in such agreement). The Co-Issuers shall make payments of Additional Amounts pursuant to the Registration Rights Agreement on the Additional Amounts Payment Dates (as defined in the Registration Rights Agreement), but otherwise in accordance with the provisions set forth herein for the payment of Interest.

ASSIGNMENT FORM	CONVERSION NOTICE
To assign this Note, fill in the form below:	To convert this Note, check the box [ ]

I or we assign and transfer this Note to

(Insert assignee’s soc. sec. or tax ID no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

                                     agent to transfer this Note on the books of the Co-Issuers. The agent may substitute another to act for him.

To convert only part of this Note, state the principal amount to be converted (which must be $1,000 or an integral multiple of $1,000):

If you want the stock certificate made out in another person’s name fill in the form below:

(Insert the other person’s soc. sec. or tax ID no.)

(Print or type other person’s name, address and zip code)

Date:                      Your Signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guaranteed

Participant in a Recognized Signature

Guarantee Medallion Program

By:
Authorized Signatory